NIKE, Inc. Announces Senior Leadership Changes to Accelerate
Growth and Drive Win Now Action Plan

AMY MONTAGNE BECOMES PRESIDENT, NIKE
PHIL MCCARTNEY BECOMES EVP, CHIEF INNOVATION, DESIGN & PRODUCT OFFICER
NICOLE GRAHAM BECOMES EVP, CHIEF MARKETING OFFICER
TOM CLARKE BECOMES CHIEF GROWTH INITIATIVES OFFICER
HEIDI O’NEILL TO RETIRE

BEAVERTON, Ore. – May 5, 2025 – NIKE, Inc. (NYSE:NKE) announced a series of strategic changes to its Senior Leadership Team (SLT), elevating experienced leaders to accelerate progress against its Win Now action plan to position the company for future growth.

Elliott Hill, President and CEO, NIKE, Inc. and Heidi O’Neill, President of Consumer, Product, and Brand, have decided the Consumer, Product, and Brand leadership will now be divided into three distinct areas: Consumer and Sport, Marketing, and Product Creation, inclusive of Innovation and Design. These roles will now report directly to Hill. As a result of these changes O’Neill has decided to retire from Nike after 26 years. She will continue to serve in an advisory capacity until September 2025.

“For nearly three decades, Heidi has been a true champion for Nike, for sport and for athletes across the globe. Her vision and dedication over the years have left an indelible mark on Nike and created an impact on the world of sport,” said Hill. “Among Heidi’s many successes, she most recently elevated our brand voice, and innovation and product pipeline by putting sport and athletes at the center of everything we do. I want to thank Heidi for her passion, commitment and service and wish her the best on her next adventure.”

The new Senior Leadership appointments will be effective immediately and include:
•Amy Montagne, previously VP/GM Global Women’s, has been promoted to President, Nike, responsible for obsessing and serving consumers across all sports and driving future growth for the Nike Brand.
•Phil McCartney, formerly VP, Footwear, has been promoted to EVP, Chief Innovation, Design & Product Officer responsible for the creation of innovative and coveted product, season-after-season. This includes how Nike, Jordan and Converse innovates, designs, and creates products for athletes around the world.
•Nicole Graham, previously Chief Marketing Officer, has been promoted to EVP, Chief Marketing Officer, leading Nike, Jordan and Converse storytelling to inspire consumers and shape the brands for distinction through the passion and emotion of sport.
•Tom Clarke, currently strategic advisor to the CEO and member of the SLT, has assumed the new role of Chief Growth Initiatives Officer.

“I’m confident that with this new structure and leadership team in place we will be able to better line up and leverage all the advantages that make Nike great,” said Hill. “These exceptional leaders bring extensive Nike experience and have been instrumental in resetting our priorities to lead with sport and put the athlete at the center of everything we do.”

Background information on key leaders:

Amy Montagne has worked at Nike for 20 years, most recently serving as VP/GM Global Women’s. Previously she held various VP/GM roles, including Asia Pacific and Latin America, Global Men’s, Global Categories, Global Women’s, Global Merchandising, and other leadership positions in North America, Running, Women’s Training, and Sportswear. Before joining Nike, Montagne worked in allocation, planning, and merchandising at Gap Inc., Mervyn’s, and Walmart. She has a deep understanding of the athlete and how Nike can drive operational excellence to serve them effectively. She is recognized for her leadership capabilities and her ability to implement change, foster innovation, and build brand impact.

Phil McCartney is a seasoned professional with 27 years of experience at Nike. He previously served as the VP of Nike Footwear, a position he has held since 2016. Over the past nine years, he has contributed significantly to the growth of Nike by working across product development, design, and merchandising for all sports and Nike Sportswear. Phil is renowned for his ability to build, drive, and inspire teams to achieve product excellence. His diverse career at Nike includes various roles in different geographies and functions. He began his journey as an EKIN in the UK, progressed to product roles in Amsterdam, and ultimately joined Nike World Headquarters in Beaverton. Prior to his tenure at Nike, Phil was a long-distance runner representing Great Britain, which underscores his profound passion for sports.

Nicole Graham has more than 20 years of experience in Marketing and is a visionary leader experienced at building iconic brands. She re-joined Nike as the CMO in 2023 and has a proven track record of creating world-class marketing for Nike that has energized global sports moments like the Olympics and Paralympics, the World Cup, the NBA Finals and the Super Bowl. In 2020, Nicole co-founded Adopt, a creative agency that partners with athletes, start-ups, and top consumer companies. Prior to that, she spent 18 years at Nike, honing her expertise across all facets of Marketing from sport categories to retail and Nike Direct across global, geo, and key cities.

Dr. Thomas Clarke is a 45-year veteran of Nike. He joined Nike in 1980 as the Director of Biomechanics Research, before going on to serve in roles such as Director of Research and Development; VP, Product, VP, Marketing; and GM, Nike Brand. His first senior leadership role was VP, Footwear and Apparel, and he was President and Chief Operating Officer from 1994-2000. Prior to becoming the strategic advisor to the CEO in 2023, Clarke served as the President of Innovation for Nike for 11 years, overseeing advanced innovation for the company across footwear, apparel, and accessories. He also previously served on the boards for NIKE, Inc., Newell Rubbermaid and Starwood Hotels.

About NIKE, Inc.
NIKE, Inc., headquartered in Beaverton, Oregon, is the world's leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Converse, a wholly-owned NIKE, Inc. subsidiary brand, designs, markets and distributes athletic lifestyle footwear, apparel and accessories. For more information, NIKE, Inc.’s earnings releases and other financial information are available on the Internet at https://investors.nike.com/. Individuals can also visit https://about.nike.com/and follow NIKE on LinkedIn, Instagram and YouTube.